Exhibit 10.17

[date]

[Name]

[Address]

[Address]

Re:          Non-Employee Directors of Dollar General Corporation (the “Company”)

Dear [Name]:

We are pleased to offer you a position as a member of our Board of Directors immediately following the completion of the initial public offering (the “IPO”) of our common stock.

This letter outlines the proposed compensation arrangements for directors who will be serving on the Board immediately following the IPO.

1.     Term of Service; Board Meetings.  Each director will be elected to serve a one-year term and will be expected to attend (in person or telephonically) all meetings of the Board and any Board committee on which the director serves.  A list of currently scheduled Board meetings is attached.

2.     Director Fees.  Each director will receive a $75,000 annual fee for each 12-month period that the director serves on the Board, payable, in cash, in quarterly installments in arrears on or about the 1st day of the first month of each calendar quarter (pro-rated for any portion of a calendar quarter during which the director commenced or terminated service as a director).  The chairpersons of the Audit, Compensation, and Nominating & Corporate Governance Committees will receive an additional annual fee of $17,500, $15,000 and $10,000, respectively, for each year of such service, payable, in cash, quarterly in arrears for each 12-month period that the director serves in such position and subject to continued service as chairperson of such Committee (pro-rated for any portion of a calendar quarter during which the director commenced or terminated service as such chairperson).  In addition, any director who attends (in person or telephonically) in a given fiscal year more than twelve Board and committee meetings on a combined basis will also receive a cash payment of $1,500 for each such additional meeting attended in that year.

3.     Equity Compensation.   We anticipate that each director will receive an equity award with a value of $75,000, consisting of non-qualified stock options (“Options”) to purchase shares of our common stock and restricted stock units ultimately payable in shares of our common stock (“RSUs”).  Each Option will have a per share exercise price equal to the fair market value of a share of our common stock on the date the Option is granted. The Options are expected to vest 25% per year on each of the first four anniversaries of the grant date, subject to continued Board service through each such anniversary.  The RSUs are expected to vest 33 1/3% per year on each of our first three annual shareholder meetings, subject to continued Board service through each such meeting date.  The Option and RSU grants will be evidenced by an option agreement or an RSU agreement, as applicable, and issued pursuant to the Dollar General Corporation Amended and Restated 2007 Stock Incentive Plan (the “Incentive Plan”).  All grants require the approval of the Committee that administers the Incentive Plan.

As discussed in more detail in the letter regarding Deferral Elections for RSU Awards and the RSU Award Deferral Election Form accompanying this letter, directors will have the choice of deferring receipt of a portion of the shares of our common stock otherwise deliverable upon the vesting of the RSUs.  If you wish to make a deferral election with respect to any portion of your anticipated RSU

award, you must return a completed and signed copy of the enclosed RSU Award Deferral Election Form to [      ] by October 14, 2009. Such deferral election will be irrevocable.

4.     Investment Requirement.   Each director will be expected to acquire a number of shares of our common stock with a value of $75,000 by the date on which the director joins our Board and to continue to hold such shares until the end of his or her Board service.  The shares may be acquired through the open market or through the Directed Share Program offered in connection with the IPO. In addition, directors who are also employees of Goldman, Sachs & Co. and KKR may satisfy such requirement by investing at least $75,000 in an investment vehicle (which may be a limited partnership or other investment fund) that indirectly owns shares of our common stock and was formed for the purpose of facilitating the investment by employees of Goldman, Sachs & Co. or KKR in portfolio investments of such entities.

5.     Miscellaneous.  A director that is required to travel in connection with a Board or committee meeting or any other approved Company-related business will be reimbursed for his or her reasonable travel, meal and lodging expenses pursuant to our expense reimbursement policy in effect from time to time.  In addition, all directors will be covered by our director and officer insurance policy and fully indemnified for his or her Board service to the extent permitted by applicable law.

The foregoing remains subject to final Board approval.  Please feel free to contact my office if you have any questions regarding these arrangements.

I greatly appreciate your willingness to serve on the Board, and I look forward to a long and productive relationship with you.

Best regards,

Rick Dreiling, Chairman & CEO

Enclosures:

Current Schedule of Board Meetings

Letter regarding Deferral Elections for RSU Awards

RSU Award Deferral Election Form